Exhibit 99.1

REDPOINT BIO REPORTS SECOND QUARTER AND SIX MONTH 2008 RESULTS

Ewing, New Jersey, August 8, 2008 — Redpoint Bio Corporation (OTCBB: RPBC), a company leveraging recent discoveries in the molecular biology of taste to discover and develop novel taste modulators for the food, beverage and pharmaceutical industries, today announced financial and operational results for the second quarter and six months ended June 30, 2008.

For the quarter and six months ended June 30, 2008, Redpoint recorded revenue of $1.0 million, and $1.9 million, respectively, which includes revenue generated from the Company’s research and development collaboration with Givaudan, signed in March 2007, and services performed under Redpoint’s research and technology development agreement with The Coca-Cola Company, signed in December 2007. For both the quarter and six month periods ended June 30, 2007, Redpoint recorded revenue of $0.7 million from the commencement of the Company’s research and development collaboration with Givaudan.

Research and development expenses for the second quarter of 2008 were $2.2 million, compared to $1.2 million for the second quarter of 2007.  Research and development expenses for the six months ended June 30, 2008 were $4.2 million, compared to $3.8 million in the same period of 2007.  The increases were primarily attributable to higher costs associated with the Company’s increased effort in its bitter blocker and taste enhancer research programs.

Redpoint reported a net loss attributable to common stockholders for the second quarter of 2008 of $2.6 million, or $0.03 per share, compared to $1.6 million, or $0.02 per share, for the second quarter of 2007.

The net loss attributable to common stockholders for the six months ended June 30, 2008 was $5.1 million, or $0.06 per share, compared to $6.9 million, or $0.14 per share, for the six months ended June 30, 2007.

At June 30, 2008, Redpoint had approximately $17.9 million in cash, cash equivalents and marketable securities.

Commenting on the quarter, Ray Salemme, Ph.D., Chief Executive Officer of Redpoint, stated, “We are pleased with our operational progress during the quarter. Specifically, research and development activities continue with our two collaborative partners, Givaudan and The Coca-Cola Company, as well as our internal discovery programs.”

About Redpoint Bio

Redpoint Bio is leveraging recent discoveries in the molecular biology of taste to discover and develop novel taste modulators for the food, beverage and pharmaceutical industries. Redpoint Bio’s food and beverage program is focused on identifying novel compounds that improve the tastes of existing ingredients and enable the development of better-tasting and more healthful foods and beverages. The pharmaceutical program uses a biochemical approach aimed at suppressing the bitterness of medicines, which has the potential to expand the range of formulation options and increase patient compliance. For more information, please visit the Company’s website at www.redpointbio.com.

Safe Harbor Statement

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements provide the Company’s current expectations or forecasts of future events. The Company’s performance and financial results could differ materially from those reflected in these forward-looking statements due to, among other factors, uncertainty inherent in the discovery phase of technological development, any efforts by third parties to invalidate or limit any patents, the marketplace acceptance of its products, the decisions of regulatory authorities, the results of clinical trials and general financial, economic, regulatory and political conditions affecting the food, biotechnology and pharmaceutical industries generally. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. The Company undertakes no obligation to update publicly any forward-looking statement.

CONTACT AT:

Investor Relations Firms:
Redpoint Bio:	Rx Communications Group
Scott Horvitz	Paula Schwartz (investors): (917) 322-2216
Chief Financial Officer	Eric Goldman (media): (917) 322-2563
(609) 637-9700, ext. 207
shorvitz@redpointbio.com	Redington Inc.
Thomas Redington (investors): (212) 926-1733

(financial tables follow)

Selected Financial Information

Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2008	2007	2008

Research and grant revenue	$676	$1,031	$716	$1,940

Operating expenses:
Research and development	1,242	2,173	3,810	4,158
General and administrative	1,152	1,587	2,063	3,220
Total operating expenses	2,394	3,760	5,873	7,378
Operating loss	(1,718)	(2,729)	(5,157)	(5,438)
Interest income	155	147	176	380
Interest expense	(26)	(12)	(1,655)	(28)
Net loss	(1,589)	(2,594)	(6,636)	(5,086)

Accretion of redeemable convertible preferred stock	—	—	(225)	—

Net loss applicable to common stockholders	$(1,589)	$(2,594)	$(6,861)	$(5,086)

Basic and diluted net loss per common share	$(0.02)	$(0.03)	$(0.14)	$(0.06)

Weighted average common shares outstanding	77,657	79,462	47,354	79,391

Condensed Balance Sheets

(in thousands)

(unaudited)

	December 31, 2007	June 30, 2008

Cash and cash equivalents	$5,790	$5,424
Marketable securities	16,911	12,472
Other current assets	556	480
Property and equipment, net	1,296	1,431
Other assets	270	305
Total assets	$24,823	$20,112

Current liabilities	$2,447	$2,680
Long-term liabilities	188	70
Deferred revenue, less current portion	650	464
Stockholders’ equity	21,538	16,898
Total liabilities and stockholders’ equity	$24,823	$20,112